Ball Corporation
                           Current Report on Form 8-K
                             Dated February 12, 1998



                                                                Exhibit EX-99

Following is the text of a press release disseminated by the registrant on February 4, 1998:



  BALL TO RELOCATE CORPORATE HEADQUARTERS FROM INDIANA TO COLORADO


         MUNCIE, Ind., February 4, 1998--Ball Corporation [NYSE: BLL] will relocate its corporate headquarters from Muncie to the Denver/Boulder area in Colorado, the company announced today. Preparations for the move will begin immediately, and it is anticipated the relocation will be in stages and will be complete near the end of 1998. Ball has approximately 180 employees at its corporate offices in Muncie.
         The new home for the corporate offices will be in the company's Colorado Engineering Center building in Broomfield, Colo. Ball employs more than 3,000 people in Colorado, owns or leases more than one million square feet of building space and has approximately 200 acres of developable land between Denver and Boulder. The Colorado Engineering Center, originally designed as a headquarters facility, was purchased by Ball in 1987.
         George A. Sissel, chairman and chief executive officer, said the decision to relocate the corporate headquarters came after significant changes in Ball's businesses and strategic direction in recent years.
         "Today our operating management is highly concentrated in Colorado. We have excellent facilities and a strong employment base there," Sissel said. "Relocating will enable us to take better advantage of those resources, improve communication within the company, curtail much travel and further reduce general and administrative costs. We anticipate that relocation and other costs should be approximately $20 million, pre-tax. Upon completion of the move and coordination of corporate and some staff functions, we expect to realize annual savings in excess of $4 million, pre-tax."

         Ball has had operations in Colorado since 1956. Its packaging operations, which generate 85 percent of the company's sales, are headquartered in Colorado, as is the company's aerospace and technologies subsidiary, which accounts for the other 15 percent of company revenues.
                  Ball produces rigid metal and plastic packaging products, primarily for beverages and foods, and provides aerospace and other high technology products and services to governmental and commercial customers. The company reported 1997 sales of $2.4 billion.

                                      * * *

  Note: This news release may contain forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily projections which are subject to change upon the occurrence of certain events which may affect the business, many of which are set forth in the company's latest Form 10-Q report filed with the Securities and Exchange Commission on Nov. 10, 1997.


  5a/98
Ball Media Contact:    Scott McCarty            765/747-6175, smccarty@ball.com
Ball Investor Contact: Doug Poling              765/747-6165, dpoling@ball.com

                               http://www.ball.com
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Management Information Bulletin
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January 28, 1998

Today our Board of Directors elected R. DAVID HOOVER as vice chairman and GEORGE
A. MATSIK as president of Ball Corporation. These promotions recognize the important roles Dave and George play in the current management and direction of Ball Corporation, but, perhaps more importantly, the elections establish for us a leadership plan which can take our company well into the next century.

Dave Hoover, reporting to me, now will be vice chairman and will continue as chief financial officer, with his deep involvement in our packaging initiatives. In addition, he now will have oversight and strategic responsibility for all of our aerospace and technology businesses. This, of course, includes primarily Ball Aerospace & Technologies Corp., our wholly owned subsidiary, which will still be under the able direction of Donald W. Vanlandingham, its president and CEO. Don will work directly with Dave on matters regarding BATC. Dave also will be vice chairman of BATC and will be involved with other investments or strategic initiatives we choose to make in the aerospace and technology arena. I will remain chairman of the BATC board.

Dave has a clear vision of what Ball Corporation needs to be, and he knows what it will take for us to achieve that vision. He has a keen mind for business and finance; experience working in an operating unit; strong communication skills; an unassuming personality; and a demonstrated ability to direct, motivate and lead others.

Since he joined us in 1970, Dave has held numerous positions within Ball. He is well known, liked and respected throughout the company. His new position will present him additional challenges and should help prepare him for even greater responsibilities with the company in the future.

George Matsik, reporting to me, is now president and will continue as chief operating officer, packaging. George has been tireless in recent years in directing Ball's commitment to operating excellence in our existing packaging businesses and in building it in our new packaging initiatives. In his new position, George will remain focused on our packaging operations. As that constitutes approximately 85 percent of our revenues, the board and I felt it only appropriate that he be president of Ball Corporation.

George is committed to making Ball a better operating company today than it was yesterday and better tomorrow than it is today. He is relentless in this pursuit, and that is exactly what we must be in order to succeed in businesses which demand we be a low-cost but visionary supplier. He has spent a quarter of a century with Ball, all of it involved in our packaging operations. Wherever he has gone and whatever he has done in the company, he has demonstrated his ability to lead, get the job done and make us a winner.

I will remain as chairman and chief executive officer of Ball, with the other corporate functions continuing to report directly to me. My current intention is to work as CEO until my normal retirement in about three years.

Please join me in congratulating Dave and George on their elections to these important new positions. Our present and our future clearly are in their and my hands, but we are the first to say that, without the rest of you, we can achieve little. Together, we can achieve much.



George A. Sissel
Chairman and Chief Executive Officer